Exhibit 10.6(k)
---------------

                  LETTER AMENDMENT TO THE REVOLVING CREDIT AND

                           LETTER OF CREDIT AGREEMENT

Letterhead of Mercantile Safe Deposit & Trust Company

   Philip G. Enstice
   Senior Vice President
   (410) 237-5478
   (410) 237-5703 (fax)

   March 11, 2002

   Mr. John L. Sams, President
   Environmental Elements Corporation
   P. O. Box 1318
   Baltimore, Maryland 21203

   Dear John:

   Reference is made to the Revolving Credit and Letter of Credit Agreement dated November 24, 1993 as amended by and among Environmental Elements Corporation and Mercantile-Safe Deposit & Trust Company. The Mercantile Board of Directors has approved the following revisions to the Agreement:

   1. The maturity date will be extended two years from April 1, 2002 to April 1, 2004.

   2. The monthly borrowing base calculation that is used to determine the portion of the $15,000,000 facility that can be accessed for borrowings and letters of credit shall be revised. The new calculation will be based on 80% of eligible accounts receivable, 50% of retainage, and 50% of unbilled costs under 120 days.

   3. It shall constitute a default under the Agreement if Environmental Elements Corporation has a pretax profit of less than $500,000 for the six month period ending September 30, 2002. Also, a default will occur if EEC has a pretax profit of less than $500,000 for the six month period from October 1, 2002 to March 31, 2003.

   Please do not hesitate to contact me if you have any questions concerning the above terms. By copy of this letter, I am requesting that J. Michael Brennan, Esq. draft an amendment to the loan documentation reflecting the changes.

                                                             Very truly yours,

                                                             Philip G. Enstice

                                       48